EXHIBIT 99.1

Contacts: Jim Weiss/Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330 (office)
(415) 203-0328 (cell)

Emily Kasabian
Ketchum
(415) 984-6126

PHARMACYCLICS ANNOUNCES RESULTS OF PHASE III CLINICAL TRIAL OF
XCYTRIN IN BRAIN METASTASES

Sunnyvale, Calif., December 13, 2001 -- Pharmacyclics, Inc. (Nasdaq: PCYC), today announced top-line results of its Phase III clinical trial of lead product, Xcytrin® (motexafin gadolinium) Injection, for the potential treatment of brain metastases (i.e., cancer that has spread to the brain from another part of the body). The company will hold a conference call today at 5:00 p.m. EST to discuss these results.

This randomized controlled trial was conducted at more than 50 leading cancer centers in the United States, Canada and Europe and enrolled 401 patients. It was designed to compare the safety and efficacy of standard whole brain radiation therapy (WBRT) to standard WBRT plus Xcytrin. The study had co-primary efficacy endpoints of survival and time to neurologic progression.

Median survival was 5.2 months for all patients treated with Xcytrin plus radiation therapy compared to 4.9 months for control patients receiving radiation alone. Median time to neurologic progression for all patients treated with Xcytrin plus radiation therapy was 9.5 months compared to 8.3 months for those patients receiving radiation alone. Neither of these endpoints reached statistical significance.

Additional primary analyses predefined by the protocol included an analysis of patient subgroups based on cancer type (lung, breast or other) and extent of disease. In lung cancer, the largest subgroup of patients and one of the predefined strata (n=251), time to neurologic progression was significantly improved in patients receiving Xcytrin. In this sub-group, the median time to neurologic progression was 7.4 months for the control group and had not yet been reached for the Xcytrin-treated group (unadjusted p=0.048). For RPA Class II lung cancer patients, also one of the predefined subgroups (n=214), the median time to neurologic progression was 6.3 months for the control group and had not yet been reached for the Xcytrin-treated group (unadjusted p=0.013). The company will review the data with the U.S. Food and Drug Administration (FDA).

"Although the study did not achieve statistical significance on the primary endpoints, the effect in the largest predefined subgroup of patients, those with lung cancer, supports the activity of the drug and indicates that Xcytrin may increase the local control of radiation therapy," said Richard A. Miller, M.D., Pharmacyclics' president and chief executive officer. "We are now in the process of analyzing the secondary endpoint data that could further confirm these findings and be used in support of a possible NDA filing. We will also continue to study Xcytrin for other potential indications, including primary brain tumors and non-small cell lung cancer."

In the Phase III study, patients were stratified according to their primary tumor -- lung, breast or other cancer -- that had metastasized to the brain. Each group of patients was randomly assigned to receive either a standard dose of WBRT alone (10 fractions of 3 Gy for a total dose of 30 Gy) or the same dose and administration of WBRT with 10 daily IV administrations of Xcytrin. Secondary endpoints were also evaluated, including radiologic response rate, time to radiologic progression, neurocognitive function, specific quality of life parameters and the ability to carry activities of daily living. The company is still in the process of evaluating these data and will report them as part of an abstract submission for the Annual Meeting of the American Society of Clinical Oncology next May.

This is the first trial of its kind to comprehensively and objectively evaluate brain function using neurological signs and symptoms, a battery of standard neurocognitive tests, and regularly scheduled, standardized magnetic resonance imaging of the brain. An independent Events Review Committee that was blinded to the treatment assignment determined neurologic progression.

The Phase III trial also showed Xcytrin to be well tolerated. The most commonly reported side effects were transient skin discoloration, nausea and mild diarrhea.

Pharmacyclics and its clinical collaborators are also studying Xcytrin in other tumor types. Updated results of a Phase I dose-escalation trial to assess the safety and tolerability of Xcytrin for the potential treatment of primary brain tumors (i.e., glioblastoma multiforme, GBM) were presented last month at the Annual Meeting of the American Society of Therapeutic Radiation Oncology. The 30 patients with newly-diagnosed GBM enrolled in this study received an injection of Xcytrin once a day for 5 - 10 days, then three times per week, for a total of 10 - 22 doses. Radiation therapy was given two to five hours after Xcytrin daily for 6.5 weeks. The treatment was well tolerated and median survival for the first 28 patients is 16.8 months, which compares favorably to a median survival rate of about 10-11 months reported in the literature for a similar patient population. Among the limited number of side effects observed were non-dose related rash and finger blisters.

The trial also demonstrated Xcytrin's unique tumor selectivity with the drug being taken up and retained in glioblastoma, but not in the normal brain, as has been observed in brain metastases and other tumors.

Based on these findings, Pharmacyclics continues to investigate Xcytrin for the treatment of GBM and recently completed enrollment in a 25-patient Phase II study. The company expects to complete analysis of the safety data from this trial by the first quarter of next year. If these data confirm those observed in the Phase I trial, the company plans to initiate a pivotal Phase III trial for this investigational use.

Other studies now underway with Xcytrin include those being performed under a cooperative research and development agreement with Pharmacyclics and the National Cancer Institute for the treatment of non small-cell lung cancer, childhood gliomas (life-threatening brain tumors in children) and pancreatic cancer. Several other trials in other cancer types are in the planning stages. The company also will initiate a Phase I trial to investigate Xcytrin's potential to enhance the effects of chemotherapy, specifically doxorubicin in the first quarter of 2002.

About Xcytrin

Xcytrin, the first of a new class of drugs called texaphyrins, selectively accumulates in cancer cells and disrupts cellular metabolism by a unique mechanism of action. By interfering with the flow of energy in cancer cells, Xcytrin prevents the cancer cell from repairing itself in response to the effects of radiation and chemotherapy without increasing damage to normal tissue, and therefore, the cancer cells undergo apoptosis.

About Brain Metastases and Primary Brain Tumors

Brain metastases is one of the most common conditions treated with radiation therapy. There are about 150,000 to 170,000 cases per year and the incidence is increasing. The most common causes of brain metastases are lung and breast cancer. Brain metastases occur when cancer cells spread to the brain and grow, causing major neurologic complications and, in most cases, death.

Patients with brain metastases usually suffer serious deterioration of neurocognitive function such as loss of short-term memory, compromised verbal skills and fine motor coordination, and reduction in cognitive performance. Most patients with brain metastases have multiple lesions and are not candidates for surgical resection or radiosurgery. The goal of whole brain radiation therapy is to reverse or prevent neurological deterioration and prevent death due to tumor progression in the brain. There are about 17,000 new cases of primary brain and nervous system tumors each year in the U.S. and more than 13,000 deaths occur from these types of malignancies.

Conference Call Details

Pharmacyclics will hold a conference call today at 5:00 p.m. Eastern time to discuss the top-line results. Those wishing to participate can call 1-800-593-7038 (domestic) or 847-619-6820 (international). The call will be webcast simultaneously and can be accessed by logging onto the home page of the company's web site at www.pcyc.com. The webcast and conference call replay will be available at 888-843-8996 (domestic) or 630-652-3044 (international). The confirmation number and pass code for all dial-in numbers is 5180526.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer, atherosclerosis and retinal disease. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. When used in combination with various forms of energy, including X-ray and light, these texaphyrins can help to reduce or eliminate the diseased tissue. More information about the company, its technology, and products can be found on its web site at www.pcyc.com.

NOTE: The statements made in this press release about progress and reports of clinical trial results and product development activities and potential filing of a marketing application with the U.S. Food and Drug Administration, other than statements of historical fact, are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, including risks associated with the initiation, timing, and results of clinical trials, the progress of research and development programs, the regulatory approval process in the U.S. and other countries, and future capital requirements. For further information about risks that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its reports on Form 10-Q and 10-K. The company does not intend to update forward-looking statements. Pharmacyclics®, Xcytrin®, and the "pentadentate" logo are registered trademarks of Pharmacyclics, Inc.

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